FORM 12b-25

                     Notification of Late Filing

                    SEC File Number:    000-23761
                    CUSIP Number:
(Check One)

[xx]  Form 10-K and Form 10-KSB
[  ] Form 20-F
[  ]  Form 10-Q and Form 10-QSB
[  ] Form N-SAR

For Period Ended:

[  ]  Transition Report on Form 10-K
[  ]  Transition Report on Form 20-F
[  ]  Transition Report on Form 11-K
[  ]  Transition Report on Form 10-Q
[  ]  Transition Report on Form N-SAR

For the Transition Period Ended:
________________________________________________
Read Attached Instruction Sheet Before Preparing Form.
Please Print or Type.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
_____________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
_____________________________________________

PART I -- REGISTRANT INFORMATION

Full Name of Registrant:                KURCHATOV RESEARCH HOLDINGS, LTD

Former Name if applicable:

Address of Principal Executive Office        Wiesbadener Street, 17
     (Street and Number)                     D 12309, Berlin, Germany
     City, State and Zip Code
________________________________________________

PART II -- RULES 12b-25(b) and (c)
If the subject report could not be filed without unreasonable effort expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate):

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c)  The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.
___________________________________________________

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The original registrant was recently acquired by Rhombic Corporation which became the successor issuer. New management requires additional time in order to obtain and review the files of the original registrant and prepare the Form 10-K accordingly.
______________________________________________________

PART IV -- OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

Lee W. Cassidy                          202/387-5400
_______________________        _________________________
Name                     (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities and Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
               (X) Yes    (  ) No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
               (  ) Yes    (X) No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  KURCHATOV RESEARCH HOLDINGS, LTD.
                   _______________________________
             (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    March 30, 2000         By /s/ Hans Joachim Skrobanek
                                      President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.